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Campbell Soup Company
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The following letters are included in Campbell Soup Company’s 2018 Annual Report, which was posted to the Company's website on October 4, 2018.

Dear Fellow Campbell Shareholders,

Looking back at fiscal 2018, there is no question that Campbell had a difficult year. The results we delivered, along with our outlook for fiscal 2019, reinforce the rationale for the Board of Directors undertaking the strategy and portfolio review that we announced on our third-quarter earnings call in May. At that time, I was appointed interim President and CEO, after having served as a member of the Board of Directors since 2016.

Recognizing the need for significant change, we announced three critical actions in August that we are now implementing to return the company to long-term organic net sales and earnings growth:

1.	Become a more focused company in our core North American market;
2.	Divest certain non-core businesses and use the proceeds to significantly pay down debt and strengthen our balance sheet; and,
3.	Reduce costs and increase our asset efficiency, to reflect the leaner, more focused and agile enterprise we are building.

At this time, these actions are the appropriate decisions to maximize value for all our shareholders. We are committed to deleveraging the balance sheet, retaining our investment-grade credit rating and maintaining our dividend. The Board also remains committed to evaluating all strategic options in the future if those options can demonstrably enhance value.

While Campbell benefits from iconic brands and strong market positions, during my time as CEO, it has become abundantly clear that the company was in need of greater rigor in its execution, discipline and accountability. We must execute against—and hold ourselves accountable to—a much tougher set of operating and financial standards.

FISCAL 2018 RESULTS
The results we delivered in fiscal 2018 reflect the need for the significant actions we are taking to turn the company around. Here is a snapshot of our full-year fiscal 2018 results:

•
Net sales increased 10 percent to $8.685 billion driven by an 11-point benefit from the recent acquisitions of Snyder’s-Lance and Pacific Foods. Organic net sales declined 2 percent[1] driven primarily by decreases in Americas Simple Meals and Beverages, partly offset by gains in Global Biscuits and Snacks.

•
Earnings Per Share (EPS) of $0.86. Excluding items impacting comparability, adjusted EPS decreased 6 percent to $2.87 per share[1], reflecting adjusted Earnings Before Interest and Taxes (EBIT) declines on the base business and the dilutive impact of recent acquisitions, partly offset by a lower adjusted tax rate and the benefit of lower weighted average shares outstanding.

•	Cash flow from operations increased to $1.305 billion from $1.291 billion a year ago.

1. These amounts are adjusted for certain items not considered to be part of the ongoing businesses. For a reconciliation of non-GAAP financial measures, see page 7.

Despite our challenges, during the year we completed the acquisition of Snyder’s-Lance, the largest transaction in our company’s history. The acquisition expands and strengthens our position in the growing snacks category. We also added Pacific Foods—a leader in organic soups and broths—to our portfolio. Both acquisitions bring valuable and growing brands that align with and complement our core capabilities and played a fundamental role in shaping our thinking about the future direction of Campbell.

In addition to these transactions, we continued to deliver against our multi-year cost savings programs.

A COMPREHENSIVE STRATEGY AND PORTFOLIO REVIEW
Following the strategic review announcement in May, Campbell’s Board of Directors engaged outside advisers in a rigorous and objective review of the company, and we announced significant actions in August. These advisers helped provide the Board and management with a fresh, unbiased assessment of our strengths, weaknesses, strategy and execution.

We knew meaningful change was necessary, and we entered this review process with a completely open mind—everything was on the table. The Board considered a full slate of options to maximize shareholder value, among them:
•	Optimizing our portfolio and divesting assets and businesses;
•	Splitting the company; or,
•	Selling the entire company.

While our review uncovered challenges, it also reminded us of Campbell’s enviable strengths, which we will continue to build on:
•	We possess iconic brands with strong market positions.
•	We have scale and market competencies within our core CPG categories—the majority of which are in growing segments.

•	We have strong manufacturing capabilities—where we have a heritage of making great tasting real food that is both affordable and convenient.
•	We know how to reduce costs and have consistently delivered our cost savings programs ahead of schedule.
•	We have solid margins and cash flow generation.

As a nearly 150-year-old company, we have talent, capability and commitment that is both broad and deep. With greater focus, clarity and alignment, our people can, and will, execute on our new direction.

OUR PATH FORWARD
After considerable analysis and evaluation, the Board concluded that, at this time, the best path forward to stabilize the company and maximize shareholder value is to optimize our portfolio, divest certain assets, pay down debt and further reduce our cost base to become a leaner and more focused company.

Divesting Non-Core Businesses
To accelerate our new focus, we are currently pursuing significant divestitures of two non-core businesses—Campbell International, which includes Arnott’s, Kelsen, and our operations in Indonesia, Malaysia, Hong Kong and Japan; and Campbell Fresh, which includes Bolthouse Farms, Garden Fresh Gourmet and our U.S. refrigerated soup business. These proposed divestitures represented approximately $2.1 billion in aggregate net sales in fiscal 2018. We intend to use the sale proceeds to significantly reduce debt and are targeting a pro-forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) leverage ratio of 3.0x by the end of 2021.

Campbell International and Campbell Fresh are solid businesses made up of strong, on-trend brands. While they do not fit our new strategic direction, we are confident that they will be of great value to new owners who are focused on these categories and geographies. Going forward, we will continue to review additional actions to further optimize our portfolio.

A Focused North American Company
Our go-forward portfolio is focused on two core, distinct businesses within the North American market: Campbell Snacks and Campbell Meals and Beverages. This focus enables us to leverage our iconic brands and strong positions in the market where we have the greatest presence.

Campbell Snacks
The powerful combination of Pepperidge Farm and Snyder’s-Lance provides us with distinct competitive advantages and leadership positions which help us grow our snacks business. Growth will be driven by our six power brands—Goldfish crackers, Pepperidge Farm cookies, Snyder’s of Hanover pretzels, Kettle Brand and Cape Cod potato chips, and Late July organic tortilla chips. Our plan builds upon a proven model that we have successfully deployed within Pepperidge Farm that focuses on consumer insights, meaningful innovation, and strong marketing to drive share gains. Snacking is an industry and category that Campbell knows very well, and we have a management team in place that has consistently delivered solid results.

Campbell Meals and Beverages
 Despite category headwinds and our recent challenges, we own some of the most storied brands, leading market share positions and strong margins. We have a new divisional leadership team in place. In the division, stabilizing U.S. soup is our top priority.

Soup is a great business, and Campbell’s is an iconic brand. However, the business has been over-relied upon to generate earnings, while being under-invested in. In recent years, we pushed the business too hard on pricing and margin. And, we did not do enough to keep our soup products and brands relevant with consumers.

We are thinking differently about this important business than we have in the past. We will not place unrealistic expectations on it and will be disciplined in how we manage the brands within the portfolio. We expect improved trends in the latter half of fiscal 2019, but we do not expect U.S. soup to grow next year.

In fiscal 2019, we will rebase our soup business and strengthen our value proposition in the marketplace with a back-to-basics approach. Among other objectives, we are increasing our emphasis on price realization, optimizing merchandising support with key customers, reducing manufacturing costs and investments, focusing on more selective consumer-driven innovation, and launching more effective marketing focused on the Campbell’s master brand. We will focus our efforts on four key brands—stabilizing Campbell’s, Swanson and Chunky, and driving growth in the recently acquired Pacific Foods brand. Each will be managed according to specific profiles and portfolio roles.

Managing Our Go-Forward Portfolio
Increased focus and discipline are key tenets of our renewed strategy, and we are managing our portfolio of brands based on two distinct operating strategies:

This approach will allow us to better allocate capital and resources and truly differentiate how we manage our brands.

Increasing Cost Savings and Asset Efficiency
We see further opportunity to drive additional cost savings. Campbell has identified an additional $150 million in cost savings, which will be driven by streamlining our organization, expanding our zero-based budgeting efforts and continuing to optimize our manufacturing network. This is in addition to the previously announced $500 million in cost savings and the $295 million in synergies and run-rate cost savings from our acquisition of Snyder’s-Lance. Combined, these programs bring our total cost savings target to $945 million by the end of fiscal 2022.

OUR VISION
We remain committed to our purpose: Real food that matters for life’s moments. Our vision for Campbell is to be a leading, focused snacks and simple meals company, with a portfolio of best-in-class products and brands in our core North American market. We believe this will generate sustainable value for our shareholders, our customers and our consumers.

Our work has just begun. It will be an ongoing, dynamic process as we continue to focus our portfolio, pay down debt, manage costs, and increase asset turnover, while still investing and driving innovation around our franchise businesses.

We have a strong leadership team in place to execute our plans for fiscal 2019 and beyond. I am confident that our clear path forward to turnaround the business, improve operating discipline, and restore the company to sustainable growth will be one that continues to return capital to shareholders and maximizes long-term value for shareholders.

Based on the actions we are taking in fiscal 2019, including planned divestitures, we are confident that we will build a solid base from which to grow.

Our long-term targets2 are:
•	Organic net sales growth of 1 to 2 percent, driven by growth in Campbell Snacks and stable performance from Campbell Meals and Beverages;
•	Adjusted EBIT growth of 4 to 6 percent, reflecting the benefits of our cost savings target, and from achieving the Snyder’s-Lance cost synergy savings; and,
•	Adjusted EPS growth of 7 to 9 percent, leveraging EBIT growth, the use of free cash flow to repay debt, and increased asset turnover.

2. A non-GAAP reconciliation is not provided since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company’s ongoing business results.

These targets reflect expectations beyond fiscal 2019 and assume the completion of the planned divestitures of Campbell International and Campbell Fresh.

I want to thank our Board of Directors, the Campbell Leadership Team, our employees and our shareholders. With your continued support, we are a Campbell that is focused on our franchise businesses to drive sustainable, profitable growth. A Campbell that is stronger both in our balance sheet and management team. A Campbell that is leaner and more agile with faster decision-making. And, a Campbell that is disciplined in our capital allocation, our resource deployment and our drive to maximize value for all our shareholders.

 Sincerely,
Keith R. McLoughlin
Interim President and Chief Executive Officer

Chairman’s Message
Fiscal 2018 marked a turning point for Campbell Soup Company.
Throughout the year, we took several steps to make Campbell a stronger company in response to rapidly changing market conditions. We made changes to our management team and important additions to our portfolio. We completed the acquisitions of Snyder’s-Lance and Pacific Foods—both of which are performing well—as we pursued a more focused M&A strategy around our core capabilities and strong market positions. However, we recognized the need to do more to improve our financial results and drive increased value for shareholders.
In May, the Board expressed dissatisfaction with the company’s performance and execution. Following discussions with Denise Morrison, then-President and Chief Executive Officer, Ms. Morrison and the Board agreed that she would retire. To facilitate an orderly transition in management, the company announced that Keith McLoughlin, a Campbell Board member since 2016, would become the interim President and CEO. At that time, we also announced that we would conduct a Board-led strategic review to examine the composition of our entire portfolio and scrutinize our resource allocation and focus areas. This robust process, conducted in partnership with external advisers, was an in-depth look at where we stand and how Campbell needs to be positioned going forward. The Board considered an array of strategic options, with the goal of maximizing value for all our shareholders.
In August, the company announced the significant actions that are now underway. Our plan focuses Campbell on its two core businesses in North America and calls for divesting non-core businesses, paying down debt and further reducing costs. The Board is confident that Campbell’s new leadership team is fully capable of executing this plan, and we believe it is the best path forward at this time to maximize shareholder value. Once we move beyond the transition year of fiscal 2019, we expect this strategy will drive long-term sustainable, profitable growth in fiscal 2020 and beyond. The Board remains steadfast in its commitments to ensuring the company is on a path toward stabilization and the management team is delivering the plan. Importantly, we will continue to evaluate all strategic options to enhance value in the future.
When the Board decided change was necessary, it chose a very talented and experienced leader in Keith to step in on an interim basis as CEO. The Board is currently considering both internal and external candidates with track records of results and achievement to serve as permanent CEO. We have engaged leading candidate assessment and executive search firms to assist in the process and are working diligently to identify the right leader, with the right skills, to execute our plan.
I want to thank my fellow directors for their service to Campbell. The Board is comprised of highly engaged and highly skilled independent directors with industry, financial and board leadership experience; our interest is completely aligned with those of our shareholders: to maximize long-term value. Since 2014, we have added five new independent directors. We recently welcomed Maria Teresa (Tessa) Hilado, who brings more than 30 years of financial experience, most recently serving as Executive Vice President and Chief Financial Officer of Allergan. This approach reflects our ongoing commitment to ensuring our Board is continually refreshed with leaders who possess the relevant skills to navigate the evolving business environment and successfully guide the company.

On behalf of Campbell’s Board of Directors, I would like to thank the Campbell Leadership Team and our employees for their continued service and dedication. I would also like to extend my sincere appreciation to our shareholders for their continued support as we embark on a revitalized period in the life of our iconic company.

Les C. Vinney
Chairman of the Board

Forward-Looking Statements
This communication contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the company’s ability to execute on and realize the expected benefits from the actions it intends to take as a result of its recent strategy and portfolio review, (2) the ability to differentiate its products and protect its category leading positions, especially in soup; (3) the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; (4) the ability to realize the projected benefits, including cost synergies, from the recent acquisitions of Snyder’s-Lance and Pacific Foods; (5) the ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (6) the company’s indebtedness and ability to pay such indebtedness; (7) disruptions to the company’s supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (8) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (9) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (10) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (11) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (12) changing inventory management practices by certain of the company’s key customers; (13) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (14) product quality and safety issues, including recalls and product liabilities; (15) the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; (16) the uncertainties of litigation and regulatory actions against the company; (17) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (18) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (19) impairment to goodwill or other intangible assets; (20) the company’s ability to protect its intellectual property rights; (21) increased liabilities and costs related to the company’s defined benefit pension plans; (22) a material failure in or breach of the company’s information technology systems; (23) the company’s ability to attract and retain key talent; (24) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (25) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (26) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this communication.

Important Additional Information and Where to Find It
Campbell has filed a definitive proxy statement on Schedule 14A and form of associated GOLD Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). Campbell, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of Campbell’s directors and executive officers and their respective interests in the company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of Campbell’s Board of Directors for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING GOLD PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that Campbell files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.investor.campbellsoupcompany.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.